EXHIBIT 99.1

Pet DRx Reports Continued Quarter Over Quarter Improvement With 2009 Third Quarter Results

BRENTWOOD, Tenn., Nov. 16, 2009 (GLOBE NEWSWIRE) -- Pet DRx Corporation (Nasdaq:VETS), a provider of veterinary primary care and specialized services to companion animals, today announced financial results for the third quarter ended September 30, 2009, and its results for the first nine months of 2009, which showed continued progress and improvement over its prior year results.

Revenues for the three and nine month periods ended September 30, 2009 from continuing operations were $15.7 million and $49.2 million, respectively, compared to revenues of $17.3 million and $52.2 million, respectively, in the same time periods one year ago. The decrease in revenues of 9.0% and 5.8%, respectively, continues to be primarily due to decreased volume of traffic at the Company's clinics as the California economy remained weak during the first nine months of 2009. Revenue decreases for the nine months ended September 30, 2009 from our same stores were partially offset by acquisition revenues of Valley Animal Medical Center which was not acquired until the beginning of the third quarter of 2008.

The Company's hospital contribution margin in the third quarter of 2009 from continuing operations improved to 7.9% when compared with 5.5% in the prior-year third quarter. For the nine months ended September 30, 2009, hospital contribution margin was 9.7% versus 7.9% for the same time period in 2008. The increase in hospital contribution margin continues to be driven by lowered veterinarian and staff payroll expenses which resulted from improvements made in aligning staff levels with revenues, coupled with the elimination of certain cost redundancies from the three hospital consolidations that took place during 2008.

"While we're concerned about the continuing effect the California economy is having on our revenues, we are pleased that we continue to show stronger hospital financial performance over the previous year," said Gene Burleson, Chief Executive Officer of Pet DRx Corporation. "All of our hospitals have continued to achieve positive Hospital EBITDA for the nine months ended September 30, 2009, so while the top line sales are not where we would like them to be, our hospitals are performing more efficiently this year and we are encouraged that when the California economy begins its recovery we will be in a position to capitalize on the increased revenues."

Selling, general, and administrative expenses ("SG&A"), which was $1.6 million and $6.2 million in the three and nine months ended September 30, 2009, respectively, decreased by $2.0 million and $5.2 million, respectively, over the same time periods one year ago. The decrease in SG&A for the nine months of 2009 compared with 2008 was a result of the Company not having incurred certain expenses in 2009 that were incurred in 2008 including completing the relocation of its headquarters from California to Tennessee, charges incurred for reductions in corporate and executive level staff, and a one-time impairment charge of $0.3 million on the carrying value of its vacant building that was later sold in 2009. Also leading to the decreased SG&A were reduced expenses from outside professional fees and stock compensation costs as compared to the same time periods one year ago.

For the third quarter of 2009, Pet DRx had an operating loss of $398,000 compared to an operating loss in the third quarter of 2008 of $2.7 million. For the nine months ended September 30, 2009, the operating loss was $1.4 million as compared to an operating loss of $7.2 million for the nine months ended September 30, 2008.

The net loss from continuing operations in the three and nine months ended September 30, 2009 was $1.8 million and $9.2 million, or a loss per share of ($0.08) and $(0.39), respectively, compared with a net loss in the same time periods in 2008 of $3.0 million and $11.1 million, or ($0.13) and ($0.47) loss per share, respectively. The net loss in the third quarter of 2009 includes interest expense of $1.5 million, compared with $0.3 million in the prior-year third quarter. The nine months ended September 30, 2009 includes a loss from the change in fair value of warrant liabilities of $3.4 million and interest expense of $4.3 million. Interest expense was $4.2 million in the prior year nine month period. There was no gain or loss recognized in 2008 on the change in fair value of warrant liabilities. Excluding the loss from the change in fair value of warrant liabilities, the net loss from continuing operations for the first nine months of 2009 would have been $5.8 million.

Earnings before interest, loss on change in fair value of warrant liabilities, income taxes, depreciation, and amortization ("Adjusted EBITDA") for the three and nine months ended September 30, 2009 was $0.3 million and $0.6 million, respectively, as compared to negative Adjusted EBITDA of $2.2 million in the third quarter of 2008 and $5.6 million in the nine months ended September 30, 2008. This is an increase of $2.5 million and $6.2 million, respectively, in Adjusted EBITDA over the same periods in the prior year. The increase in Adjusted EBITDA in 2009 was primarily due to the reduced spending in selling, general, and administrative expenses as compared to the same time period in the previous year as well as improved hospital contribution margins. See reconciliation of Adjusted EBITDA to Net Loss from Continuing Operations in the table below.

Conference Call

Pet DRx management will host a conference call on Monday, November 16, 2009, beginning at 3:00 p.m. Eastern time to discuss third quarter 2009 results and to answer questions. Individuals interested in participating in the call should dial (888) 713-4214 from the U.S. or (617) 213-4866 from outside the U.S and entering pass code 29319777. The live call also will be available in the Investors section of the Company's Web site at www.petdrx.com.

A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing (888) 286-8010 from the U.S. or (617) 801-6888 from outside the U.S., and entering reservation code 23626058. The webcast will be available in the Investors section of the Company's Web site for 14 days following the completion of the call.

About Pet DRx

Pet DRx Corporation provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals. The Company currently owns and operates 23 veterinary hospitals in the state of California, which it has organized into regional "hub and spoke" networks. Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.

SAFE HARBOR STATEMENT

Certain statements and information included in this press release, including statements as to the expected operations of the Company, its prospects for growth, and future product and service offerings constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, the effect of competition, decline in demand for the Company's products or services, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles, the Company's ability to service its substantial indebtedness, the level of direct costs and the Company's ability to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, any impairment in the carrying value of the Company's goodwill and other intangible assets, changes in prevailing interest rates, and general economic conditions. These and other risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. These forward-looking statements speak only as of the date hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements, either as a result of new information, future events or otherwise.

                    PET DRX CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share amounts)
                                (Unaudited)

                                          Three Months Ended
                                             September 30,
                                --------------------------------------
                                  2009%        2008%
                                --------  --------  --------  --------
 Revenue                        $ 15,734   100.0%   $ 17,299   100.0%
 Direct costs                     14,488    92.0%     16,339    94.5%
                                --------  --------  --------  --------
 Hospital contribution             1,246     7.9%        960     5.5%
 Selling, general, and
  administrative expenses          1,644    10.4%      3,677    21.2%
                                --------  --------  --------  --------
 (Loss) from operations             (398)   (2.5)%    (2,717)  (15.7)%
 Other income (expense):
 Gain/(Loss) on change in
  fair value of warrant
  liabilities                        144     0.9%         --     0.0%
 Interest income                       3     0.0%          5     0.0%
 Interest expense                 (1,535)    9.8%       (292)   (1.7)%
                                --------  --------  --------  --------
 Loss before
  provision/(benefit)
  for income taxes                (1,786)  (11.4)%    (3,004)  (17.4)%
 Provision/(benefit)
  for income taxes                    23     0.1%         12     0.0%
                                --------  --------  --------  --------
 Loss from continuing
  operations                      (1,809)  (11.5)%    (3,016)  (17.4)%
 Loss from discontinued
  operations, net of tax              --                (156)   (0.9)%
                                --------  --------  --------  --------
 Net loss                       $ (1,809)  (11.5)%  $ (3,172)  (18.3)%
                                ========  ========  ========  ========
 Basic and diluted
  loss per common share
 Loss from continuing
  operations                    $  (0.08)           $  (0.13)
 Loss from discontinued
  operations                    $  (0.00)           $  (0.00)
                                --------            --------
 Net loss per share             $  (0.08)           $  (0.13)
                                ========            ========
 Shares used for
  computing basic and
  diluted loss per share          23,674              23,656

                                           Nine Months Ended
                                             September 30,
                                --------------------------------------
                                  2009%        2008%
                                --------  --------  --------  --------
 Revenue                        $ 49,158   100.0%   $ 52,193   100.0%
 Direct costs                     44,375    90.3%     48,054    92.1%
                                --------  --------  --------  --------
 Hospital contribution             4,783     9.7%      4,139     7.9%
 Selling, general, and
  administrative expenses          6,204    12.6%     11,388    21.8%
                                --------  --------  --------  --------
 (Loss) from operations           (1,421)   (2.9)%    (7,249)  (13.9)%
 Other income (expense):
 Gain/(Loss) on change in
  fair value of warrant
  liabilities                     (3,449)   (7.0)%        --     0.0%
 Interest income                       9     0.0%        344     0.7%
 Interest expense                 (4,324)   (8.8)%    (4,179)    8.0%
                                --------  --------  --------  --------
 Loss before provision/
  (benefit) for income taxes      (9,185)  (18.7)%   (11,084)  (21.2)%
 Provision/(benefit)
  for income taxes                    28     0.0%        (17)   (0.0)%
                                --------  --------  --------  --------
 Loss from continuing
  operations                      (9,213)  (18.7)%   (11,067)  (21.2)%
 Loss from discontinued
  operations, net of tax                                (371)   (0.7)%
                                --------  --------  --------  --------
 Net loss                       $ (9,213)  (18.7)%  $(11,438)  (21.9)%
                                ========  ========  ========  ========
 Basic and diluted loss
  per common share
 Loss from continuing
  operations                    $  (0.39)           $  (0.47)
 Loss from discontinued
  operations                    $  (0.00)           $  (0.02)
                                --------            --------
 Net loss per share             $  (0.39)           $  (0.49)
                                ========            ========
 Shares used for
  computing basic and
  diluted loss per share          23,665              23,357

                  PET DRX CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEETS
          (In thousands, except par value and number of shares)

                                                    Sept. 30,
                                                      2009    Dec. 31,
                                                  (unaudited)   2008
                                                    --------  --------
 ASSETS
 Current assets:
 Cash and cash equivalents                          $  3,716  $  1,723
 Trade accounts receivable, net                          360       369
 Inventory                                               944     1,154
 Prepaid expenses and other                              953     1,719
 Assets held for sale                                     --       900
 Due from related parties                                 --        32
 Assets of discontinued operations                        --         1
                                                    --------  --------

 Total current assets                                  5,973     5,898

 Property and equipment, net                           6,832     7,422
 Other assets:
 Goodwill                                             49,031    49,373
 Other intangible assets, net                          5,917     6,704
 Restricted cash                                         425       500
 Other                                                   299       447
                                                    --------  --------
 Total assets                                       $ 68,477  $ 70,344
                                                    ========  ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
 Current portion of long-term obligations, net
  of debt discount                                  $  3,778  $  3,718
 Accounts payable                                      1,464     2,394
 Accrued payroll and other expenses                    4,391     6,551
 Due to a related party                                   --        96
 Obligations under capital leases, current portion       334       312
 Deferred rent, current portion                            8        --
 Liabilities of discontinued operations                   --        55
                                                    --------  --------
 Total current liabilities                             9,975    13,126

 Long-term liabilities:
 Convertible debt, net of debt discount                9,239     4,949
 Term notes, less current portion and net of debt
  discount                                             2,102     3,687
 Warrant liabilities                                     213        --
 Obligations under capital leases, less current
  portion                                                430       361
 Deferred rent, less current portion                     503       355
 Other                                                   150        83
                                                    --------  --------
 Total long term liabilities                          12,637     9,435
                                                    --------  --------
 Total liabilities                                    22,612    22,561

 Stockholders' equity:
 Common stock, par value $0.0001, 90,000,000 shares
  authorized and 23,690,460 and 23,660,460
  outstanding as of September 30, 2009 and
  December 31, 2008, respectively, net of
  treasury shares of 1,361,574 at
  September 30, 2009 and December 31, 2008,
  respectively                                             2         2
 Additional paid-in-capital                           93,101    87,686
 Accumulated deficit                                 (47,238)  (39,905)
                                                    --------  --------
 Total stockholders' equity                           45,865    47,783
                                                    --------  --------
 Total liabilities and stockholders' equity         $ 68,477  $ 70,344
                                                    ========  ========

NON-GAAP FINANCIAL MEASURES

The financial tables below contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted EBITDA for the three and nine month periods ended September 30, 2009 and 2008, respectively, and Hospital EBITDA for the three and nine month periods ended September 30, 2009 and 2008, respectively. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable GAAP measures, which are set forth in the tables below. The Company believes that each of the foregoing non-GAAP financial measures improves the transparency of the Company's disclosure, provides a meaningful presentation of the Company's results from its core hospital operations excluding the impact of items not related to the Company's ongoing core hospital operations, and improves the period-to-period comparability of the Company's results from its core hospital operations.

                             ADJUSTED EBITDA
                             ---------------

                                Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Net loss from continuing
  operations                    $ (1,809) $ (3,016) $ (9,213) $(11,067)
 Depreciation                        433       333     1,249       967
 Amortization                        259       218       786       661
 (Gain)/Loss on change in
  fair value of warrant
  liabilities                       (144)       --     3,449        --
 Interest expense, net             1,532       287     4,315     3,835
 Provision/(benefit) for
  income taxes                        23        12        28       (17)
                                --------  --------  --------  --------
 Adjusted EBITDA                $    294  $ (2,166) $    614  $ (5,621)
                                ========  ========  ========  ========

                             HOSPITAL EBITDA
                             ---------------

                                Three Months Ended   Nine Months Ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Hospital contribution          $  1,246  $    960  $  4,783  $  4,139
 Depreciation at hospitals           353       293       995       844
 Amortization at hospitals           259       218       787       661
                                --------  --------  --------  --------
 Hospital EBITDA                $  1,858  $  1,471  $  6,565  $  5,644
                                ========  ========  ========  ========

CONTACT:  Pet DRx Corporation
          Harry L. Zimmerman
          (615) 369-1914
          HZimmerman@petdrx.com
          www.petdrx.com